UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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DARDEN RESTAURANTS, INC.
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THE FOLLOWING DISCLOSURE WAS INCLUDED IN ITEM 5.02 AND ITEM 8.01 OF THE CURRENT REPORT ON FORM 8-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BY DARDEN RESTAURANTS, INC. ON AUGUST 17, 2015:

On August 12, 2015, William H. Lenehan was named Chief Executive Officer of Four Corners Property Trust, Inc. (“Four Corners”), the real estate company that is expected to be separated from Darden Restaurants, Inc. (“Darden”) later this year in a spin-off, split-off or similar transaction. Four Corners is expected to elect to be subject to tax as a real estate investment trust (REIT) effective January 1, 2016. Mr. Lenehan’s appointment as Chief Executive Officer of Four Corners is effective August 17, 2015. As a result of his new role, Mr. Lenehan informed Darden that he will resign from Darden’s Board of Directors if and when the separation of Four Corners from Darden occurs. Until the separation, Mr. Lenehan will report to Darden CEO, Gene Lee. In addition, effective immediately, Mr. Lenehan has resigned from service on the Finance and Real Estate and Nominating and Governance Committees of the Board because he no longer qualifies as an independent director.

The Company issued a news release on August 17, 2015, announcing Mr. Lenehan’s appointment as Chief Executive Officer of Four Corners. The text of the news release is set forth below and is incorporated herein by reference.

In connection with Mr. Lenehan’s appointment as Chief Executive Officer of Four Corners, Mr. Lenehan will initially receive an annual base salary of $475,000. If Four Corners is spun off to shareholders in a tax-free transaction, then provided that Mr. Lenehan remains employed through the date of the spin, he will receive from Four Corners $650,000 in restricted stock units. Upon the close of the spin, Mr. Lenehan will be eligible for an annual incentive target of 100% of his base salary paid by Four Corners and long-term incentive equity award with a target value of $1,250,000. Mr. Lenehan will also be eligible to participate in Darden’s healthcare and retirement programs, until the time of the spin.

Upon the completion of the spin, if Mr. Lenehan’s employment is involuntarily terminated not for cause or voluntarily for good reason, Mr. Lenehan will be eligible for 18 months base salary and health care benefits coverage, at the same level within 90 days of the termination.

Upon the successful close of the spin, Mr. Lenehan will be covered under the Four Corners Change in Control (CIC) Agreement, which is expected to provide 2 times base salary and target bonus plus 24 months of health care benefits upon a CIC event and qualifying termination.

In the event that the spin is terminated, or does not occur prior to March 31, 2016, Darden may terminate Mr. Lenehan’s employment immediately.

DARDEN NAMES BILL LENEHAN CEO OF PROPOSED REIT

ORLANDO, Fla. (Aug. 17, 2015) - Darden Restaurants, Inc. (NYSE: DRI) today announced that Bill Lenehan has been named CEO of Four Corners Property Trust, Inc., the real estate company that is expected to be separated from Darden later this year in a spin-off, split-off or similar transaction. Four Corners is expected to elect to be subject to tax as a real estate investment trust (REIT) effective January 1, 2016. Until the separation, Lenehan will report to Darden CEO Gene Lee. Lenehan’s appointment as CEO of Four Corners is effective August 17.

“The Board and I have been incredibly impressed with Bill's leadership, knowledge, and skill related to the Four Corners transaction,” said Darden CEO Gene Lee. “We have also been impressed with his vision and capability, which gives us confidence he will be able to lead and transform Four Corners into a leading growth company. We are extremely pleased to have a leader with Bill's level of expertise for this very exciting new company.”

As a result of this appointment, Lenehan, who currently sits on Darden’s Board of Directors and is running for reelection at the company’s 2015 Annual Meeting of Shareholders, will resign from the Board if and when the separation of Four Corners occurs. He also will no longer serve on any of the independent committees of Darden’s Board effective immediately.

Lenehan has a strong track record of success in real estate including two years as Special Advisor to the Board of Directors at Evoq Properties Inc., which at the time was one of the largest property owners in Downtown Los Angeles, with holdings in industrial, office, retail, residential, and mixed-use real estate. Prior to that, Lenehan served as Interim CEO of MI Developments, now named Granite REIT, an owner of net leased industrial and manufacturing real estate, where he was a member of their Strategic Review Committee and was a Director. He also spent approximately 10 years as an Investment Professional in the Real Estate Group of Farallon Capital Management, LLC.

In addition, Lenehan currently serves on the board of directors for Gramercy Capital Corporation, a publicly traded net lease REIT, where he is Chairman of the Investment Committee and a member of the Nominating Committee.

In June, Darden announced its intent to create the separate company, which would ultimately become an independent, publicly-traded REIT. Under the plan being pursued, Darden will transfer approximately 420 of its owned restaurant properties to Four Corners, which will lease those properties back to Darden.

On August 11, 2015, Four Corners Property Trust, Inc., a subsidiary of Darden, filed an initial Form 10 Registration Statement with the U.S. Securities and Exchange Commission (SEC). A copy of the Form 10 Registration Statement is available at http://investor.darden.com/investors/financial-information/sec-filings/Four-Corners-Property-Trust-Inc/default.aspx. The Form 10 Registration Statement has not been declared effective by the SEC and is subject to completion. Darden expects that subsequent amendments to the Form 10 will be filed prior to completion of the separation and spin-off.

The separation and spin-off remains subject to certain conditions, including among others, obtaining final approval of the transaction from the Darden Board of Directors, receipt by Darden of an opinion of counsel regarding certain U.S. federal income tax matters and the effectiveness of the Form 10. Darden may, at any time until the closing of the separation and spin-off, decide to abandon, modify or change the terms of the separation and spin-off.

Cautionary Note Regarding Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act, which statements may be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “anticipate,” “estimate,” “plans” or “continue” or the negative thereof or other variations thereon or comparable terminology referring to future events or results. Risks and uncertainties are presented in detail in our filings with the SEC and in the Form 10 referred to above. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the Information Statement.

About Darden
Darden Restaurants, Inc., (NYSE: DRI) owns and operates more than 1,500 restaurants that generate $6.8 billion in annual sales. Headquartered in Orlando, Florida, and employing 150,000 people, Darden is recognized for a culture that rewards caring for and responding to people. Our restaurant brands - Olive Garden, LongHorn Steakhouse, Bahama Breeze, Seasons 52, The Capital Grille, Eddie V’s and Yard House - reflect the rich diversity of those who dine with us. Our brands are built on deep insights into what our guests want. For more information, please visit www.darden.com.

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